Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-effective Amendment No. 8 to Registration Statement on Form S-3 of our report dated on March 29, 2021, with respect to the consolidated financial statements of Greenpro Capital Corp. as of and for the year ended December 31, 2020 in Annual report on Form 10-K filed on March 29, 2021, and Form 10-K/A filed on April 12, 2021, therein included in its incorporation of documents by reference.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ JLKZ CPA LLP
JLKZ CPA LLP (PCAOB: 6519)
Flushing, New York
April 12, 2022